True Leaf Brands Inc. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

TRUE LEAF PROVIDES UPDATE ON RESTRUCTURING PROCESS

Vernon, BC - August 5, 2020 - True Leaf Brands Inc. (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA) ("True Leaf") announced today that, on July 31, 2020, True Leaf and its subsidiaries obtained Orders from the Supreme Court of British Columbia extending the stay of proceedings in the companies' restructuring proceedings under the Bankruptcy and Insolvency Act (Canada). The stay of proceedings has been extended to September 15, 2020.

About True Leaf

True Leaf Brands Inc. is a wellness company for both people and their pets.

True Leaf Cannabis Inc., a division of True Leaf Brands Inc., is a Licensed Producer and owns True Leaf Campus, an 18,000 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis, as well as general industrial use, in Lumby, British Columbia.

True Leaf Pet Inc., also a division of True Leaf Brands Inc., is a global pet care company offering plant-focused wellness products that improve the quality of life for companion animals. The company is guided by its mission to "Return the Love" which was inspired by the unconditional love that pets give us every day.

www.trueleaf.com

Investor Contact:

Allen Fujimoto

Interim CEO and Chief Restructuring Officer

allen@trueleaf.com

778-475-5323 x301

Media Inquiries: media@trueleaf.com

Forward-Looking Statements

This news release contains forward-looking statements, and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements regarding the Company's conclusion of a successful restructuring process. The statements are dependent on a number of assumptions and risk factors, which include, but are not limited to, (i) the outcome of the review process of all strategic alternatives available to the Company, (ii) the ability of the Company to submit a proposal acceptable to its creditors; (iii) the ability of the Company to continue its activities; (iv) the ability of the Company to secure additional funds, (v) general business and economic uncertainties, (vi) third party events and adverse market conditions and (vii) those risks set out in the Company's public documents filed on SEDAR. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and other cautionary statements or factors contained herein, and there can be no assurance that the actual results or developments will be realized or, even if substantially realized, that they will have the expected effects on True Leaf. These forward-looking statements are made as of the date of this press release. Except as required by applicable securities legislation, the Company assumes no obligation to update publicly or revise any forward-looking statements to reflect subsequent information, events, or circumstances.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.